Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Ability Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 ( No. 333-230244 and 333-228465) of Ability Inc. of our report dated June 15, 2020 with respect to the consolidated financial statements of the Company and its subsidiaries, which is incorporated by reference in this Annual Report on Form 20-F for the year ended December 31, 2019.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft
Tel Aviv, Israel	Ziv Haft
June 15, 2020	Certified Public Accountants (Isr.)
BDO Member Firm